MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MID-AMERICA APARTMENT COMMUNITIES, INC.
ANNOUNCES ACQUISITION OF DEVELOPMENT LAND PARCEL

Memphis, TN, October 27, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has acquired a 39.8-acre parcel of land in Franklin, TN (Nashville MSA) for $6.4 million.  MAA also entered into an agreement with Crescent Resources, LLC to develop a 428-unit apartment community on the site and expects to start construction within the next 60 days.  The development site is strategically located in the highly desirable Cool Springs submarket offering easy access to Downtown Nashville and the Nashville International Airport and is minutes away from the Cool Springs Galleria, which contains more than 60 restaurants and high-end retail shops.

The Cool Springs area of Franklin, Tennessee is one of Nashville’s largest employment centers.  Major employers include Nissan’s North American headquarters, Verizon Wireless’ state headquarters, Mars Inc., and Healthways’ corporate headquarters.

The upper-end community is designed to be a National Association of Home Builders (NAHB) Green Certified Site Design and Development.  The new development will include large units averaging 1,068 square feet, high-end interiors and finishes, with a number of units offering attached and detached garages.

Commenting on the announcement, Al Campbell, EVP and CFO said, “We see this investment as a terrific value-add development opportunity adding a high quality asset to our portfolio in a very desirable submarket within one of our target growth markets.”

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 46,269 apartment units, including 428 development units, throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated economic and market conditions, and development opportunities and results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.